EXHIBIT 11

                      CENTRAL TRACTOR FARM & COUNTRY, INC.

              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                      (In thousands, except per share data)



                                                   Fiscal Year
                                   -----------------------------------------
                                     1994           1995          1996
                                   ---------      --------      --------
Primary:
Weighted average shares
   outstanding                         7,276        10,576        10,586
Net effect of dilutive stock
   options and stock warrant -
   based on treasury stock
   method                                515           443           400
                                   ---------      --------      --------
Total                                  7,791        11,019        10,986
                                   =========      ========      ========

Income from continuing
   operations                       $  5,181      $  8,185      $  8,744
Per share amount                        0.66          0.74          0.80
Net Income                             1,326         5,542         8,744
Per share amount                        0.17          0.50          0.80

Fully diluted:
Weighted average shares
   outstanding                         7,276        10,576        10,586
Net effect of dilutive stock
   options and stock warrant -
   based on treasury stock
   method                                515           443           400
Assumed conversion of
   7% convertible notes                   34           826           826
                                   ---------      --------      --------
Total                                  7,825        11,845        11,812
                                   =========      ========      ========

Income from continuing
   operations                       $  5,181      $  8,185      $  8,744
Add 7% convertible note
   interest, net of income tax
   effect                                 28           672           672
                                   ---------      --------      --------
                                    $  5,209      $  8,857      $  9,416
                                   =========      ========      ========

Per share amount                    $   0.66(A)   $   0.75(A)   $   0.80(A)

(A) Fully diluted earnings per share are not presented as the affect of the assumed conversion of the 7% convertible note is antidilutive or less than 3% dilutive.